EXHIBIT 2(c)

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                  May 10, 1998

                                     between

                 JEFFERSON SMURFIT CORPORATION (U.S.), as Buyer,

                                       and

                       SMURFIT PAPERBOARD, INC., as Seller

        Relating to the Purchase and Sale of the No. 2 Linerboard Machine at the Fernandina Beach, Florida Paper Mill and Other Assets





                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions.....................................................1

                                    ARTICLE 2
                                PURCHASE AND SALE

SECTION 2.01.  Purchased Assets................................................4
SECTION 2.02.  Assumed Liabilities.............................................5
SECTION 2.03.  Excluded Liabilities............................................5
SECTION 2.04.  Assignments Requiring Consent...................................6
SECTION 2.05.  Purchase Price..................................................6
SECTION 2.06.  Closing.........................................................7
SECTION 2.07.  Time and Place of Closing.......................................7
SECTION 2.08.  Termination of Agreements.......................................7
SECTION 2.09.  Termination of Merger Agreement.................................8

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

SECTION 3.01.  Organization....................................................8
SECTION 3.02.  Authority.......................................................9
SECTION 3.03.  No Violation....................................................9

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

SECTION 4.01.  Title to Purchased Assets......................................10
SECTION 4.02.  Organization...................................................10
SECTION 4.03.  Authority......................................................10
SECTION 4.04.  No Violation...................................................10

                                    ARTICLE 5
                          COVENANTS OF BUYER AND SELLER

SECTION 5.01.  Efforts to Consummate..........................................11
SECTION 5.02.  Consents.......................................................11
SECTION 5.03.  Conduct of Seller's Business...................................11
SECTION 5.04.  Antitrust......................................................12
SECTION 5.05.  Notices of Certain Events......................................12
SECTION 5.06.  Public Announcements...........................................12
SECTION 5.07.  Insurance......................................................12
SECTION 5.08.  Information....................................................13

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

SECTION 6.01.  Conditions to Obligations of Buyer and Seller..................13
SECTION 6.02.  Conditions to Obligation of Seller.............................14
SECTION 6.03.  Conditions to Obligation of Buyer..............................14

                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

SECTION 7.01.  Survival of Representations and Warranties.....................14
SECTION 7.02.  Indemnification................................................15

                                    ARTICLE 8
                                   TERMINATION

SECTION 8.01.  Termination....................................................16
SECTION 8.02.  Effect of Termination..........................................16

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.  Notices........................................................17
SECTION 9.02.  Expenses.......................................................18
SECTION 9.03.  Entire Agreement...............................................18
SECTION 9.04.  Successors and Assigns.........................................18
SECTION 9.05.  Amendments and Waivers.........................................19
SECTION 9.06.  Third Party Beneficiaries......................................19
SECTION 9.07.  Governing Law..................................................19
SECTION 9.08.  WAIVER OF JURY TRIAL, ETC......................................19
SECTION 9.09.  Counterparts...................................................19
SECTION 9.10.  Captions.......................................................20
SECTION 9.11.  Specific Performance...........................................20
SECTION 9.12.  Representations, Warranties, Covenants and Agreements..........20


                            ASSET PURCHASE AGREEMENT

         AGREEMENT dated as of May 10, 1998 between Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("Buyer"), and Smurfit Paperboard, Inc., a Delaware Corporation ("Seller").

                               W I T N E S S E T H

         WHEREAS, Buyer is a wholly owned Subsidiary of Jefferson Smurfit Corporation, a Delaware corporation ("JSC"); and

         WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the No. 2 linerboard machine that on the date hereof is located at JSC's Fernandina Beach, Florida paper mill (the "Fernandina Mill") and the other Purchased Assets (as defined herein);

         The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person; provided that, for purposes of this Agreement, JSC and its Subsidiaries shall not be considered Affiliates of Seller.

         "Applicable Law" means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority.

         "Closing Date" means the date of the Closing.

         "Collateral Trustee" means Bankers Trust Company, as collateral trustee.

         "Collateral Trustee Lien" means the Liens granted by Buyer or Seller to the Collateral Trustee in the Purchased Assets to secure the obligations under the Credit Agreement dated as of May 17, 1996 among JSC, JSCE, Inc., Buyer and the banks party thereto and related agreements.

         "Contracts" means all contracts, agreements, leases, licenses, commitments, purchase and sales orders and other instruments of any kind, whether written or oral (including, in each case, deposits relating thereto), other than any contracts, agreements or other arrangements or instruments of any kind relating to any Tax or Indebtedness.

         "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or elf-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness" means any liability or obligation in respect of (i) any indebtedness for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture or similar instrument; (ii) any accounts payable for goods and services, (iii) any capital lease; (iv) any obligation (whether fixed or contingent) to reimburse a bank or other Person in respect of amounts paid or payable under a letter of credit, performance bond or similar agreement or arrangement, or (v) any guarantee.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

         "Permitted Liens" means (i) the Collateral Trustee Lien and (ii) mechanics', materialsman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Tax" means (i) all taxes or other levies imposed by any Governmental Authority, domestic or foreign (a "Taxing Authority") including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax or other like assessment, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement under which liability is determined or taken account with reference to the liability of any other Person; or (iii) liability for the payment of any amounts of the type described in (i) as a result of any express or implied obligation to indemnify any other Person or as a result of being party to any other arrangement or agreement.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                            Section
-------                                                        ----------
Assumed Liabilities                                             2.02
Buyer Indemnified Parties                                       7.02(a)
Closing                                                         2.07
Excluded Liabilities                                            2.03
Indemnification Claim                                           7.02(c)
Losses                                                          7.02(a)
Merger Agreement                                                2.09
No. 2 Machine                                                   2.01(a)
Operating Agreement                                             2.08(a)
Purchased Assets                                                2.01
Purchase Price                                                  2.05
Rescission Notice                                               2.09
Rights Agreement                                                2.08(a)
Seller Indemnified Parties                                      7.02(b)
SPI Assets                                                      2.01(b)


                                    ARTICLE 2
                                PURCHASE AND SALE

         SECTION 2.01. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, at the Closing to Buyer, free and clear of all Liens other than the Collateral Trustee Lien, all of Seller's right, title and interest in, to and under the following assets, properties and rights as the same shall exist on the Closing Date (collectively, the "Purchased Assets"):

         (a) the No. 2 linerboard machine and related structures, equipment and other property located at the Fernandina Mill as described on Schedule A to this Agreement1 (such machine and other property, as now configured and as altered or supplemented from time to time, "Machine No. 2");

         (b) the additions or enhancements to a certain pulp washer and digester located at the Fernandina Mill, which additions or enhancements are described on Schedule B to this Agreement,2 as now configured and as altered or supplemented from time to time (collectively with Machine No. 2, the "SPI Assets");
--------
1  To be conformed to Schedule B to the Rights Agreement.
2  To be conformed to Schedule C to the Rights Agreement.

         (c) to the extent primarily used or held for use, sale or consumption in connection with, or arising from or otherwise directly related to, the SPI Assets, the Fernandina Mill or any products that are, in whole or in part, manufactured at the Fernandina Mill:

             (i) all machinery, equipment, fixtures, spare and replacement parts, operating supplies and similar personal property;

             (ii) all Contracts, if any;

             (iii) all raw materials, work in progress, finished goods, supplies, rolls and storeroom contents, fuel and other inventories;

             (iv) all domestic and foreign inventions, trademarks, service marks, trade names, mask works, patents, trade secrets, copyrights, know-how (including any registrations or applications for registration of any of the foregoing), and any other similar type of intellectual property right;

             (v) all transferable licenses, permits or other governmental authorizations;

             (vi) all software, communications equipment, computer applications and operating programs;

             (vii) all books, records, files and papers, whether in hard copy or computer format, including without limitation engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, design and engineering specifications, production standards and practices; and

             (viii) all other tangible or intangible personal property and other interests owned by Seller or any of its Affiliates;

             (ix) all of Seller's rights, claims, counterclaims, crossclaims, credits, causes or action or rights of set-off against third parties relating to the Purchased Assets or Assumed Liabilities, including without limitation unliquidated rights under manufacturers' and vendors' warranties; and

         (d) all goodwill associated with the Purchased Assets.

         SECTION 2.02. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume and to pay, perform and discharge all Assumed Liabilities. As used herein, the term "Assumed Liabilities" means all liabilities and obligations of Seller (whether absolute or contingent, foreseen or unforeseen, or known or unknown and whether or not arising before or after the Closing) to the extent arising primarily from, primarily related to or incurred primarily in connection with the operation or use of the Purchased Assets or any portion thereof prior to the Closing Date, including without limitation all liabilities and obligations of Seller arising under any Contracts (other than Contracts entered into or made in violation of this Agreement); provided that in no event will the Assumed Liabilities include any Excluded Liabilities.

         SECTION 2.03. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the effect of the foregoing and notwithstanding anything to the contrary in this Agreement or any other writing, all of the following shall be Excluded Liabilities:

          (a)   any Indebtedness of Seller or any of its Affiliates;

          (b) any liability or obligation of Seller or any of its Affiliates for any Taxes; provided that any transfer taxes incurred in connection with the transactions contemplated by this Agreement shall be paid in the manner set forth in Section 9.02 hereof;

          (c) any liability or obligation of Seller or any of its Affiliates relating to employee compensation, employee benefits or similar matters;

          (d) any liability or obligation whether presently existing or hereafter arising relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement; and

          (e) any liability or obligation of Seller or any of its Affiliates to Buyer, JSC or any of their respective Affiliates, including without limitation the liabilities and obligations of Seller to Buyer under the Operating Agreement.

         SECTION 2.04. Assignments Requiring Consent. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder. If such consent is not obtained, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits of, and assume the obligations under, the relevant Purchased Asset in accordance with this Agreement. To the extent that Buyer and Seller have not been able to enter into such an alternative arrangement, the Purchase Price shall be appropriately reduced.

         SECTION 2.05. Purchase Price. The purchase price to be paid by Buyer at the Closing to Seller for the Purchased Assets (the "Purchase Price") is $175,000,000. The Purchase Price will be paid as provided in Section 2.06.

         SECTION 2.06.  Closing.  At the Closing:

          (a) Buyer will issue a promissory note to Seller in the form of Exhibit A hereto with a face amount equal to the Purchase Price (the "Promissory Note") unless the Closing shall occur following consummation of the Merger between a wholly owned Subsidiary of JSC and Stone Container Corporation, a Delaware corporation ("Stone"), in which case the Buyer will wire transfer the Purchase Price to Seller in immediately available funds to an account designated by Seller by written notice to Buyer not later than two business days prior to the Closing; and

          (b) Seller will enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B and, subject to the provisions hereof, Seller will deliver to Buyer such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

         SECTION 2.07. Time and Place of Closing. The consummation of the purchase and sale of the Purchased Assets hereunder (the "Closing") will take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on January 15, 1999, subject to the satisfaction or waiver (by the relevant party) of the conditions set forth in Article 6 or at such other time or place as Buyer and Seller may agree.

         SECTION 2.08. Termination of Agreements. (a) Subject to Sections 2.08(c) and 2.09, Buyer and Seller hereby agree to terminate, effective as of the Closing Date, the Operating Agreement dated as of April 30, 1992, as amended (the "Operating Agreement"), between Buyer and Seller, the Rights Agreement dated as of April 30, 1992 (the "Rights Agreement") among Buyer, Seller and Bankers Trust Company, as Collateral Trustee, and any other agreements between Buyer and Seller relating to Machine No. 2 or any other Purchased Assets (other than this Agreement or any other agreements entered into on or after the date hereof).

          (b) Any amounts payable by Buyer or Seller pursuant to Article II of the Operating Agreement for any period ending on or prior to the Closing Date will be reconciled and paid in accordance with past practice.

          (c) Notwithstanding termination of the Operating Agreement and Rights Agreement, the rights and obligations of Buyer and Seller under Article VII of the Operating Agreement (Exculpation and Indemnification), to the extent arising out of events occurring prior to the Closing Date, shall survive such termination.

          (d) Seller agrees that notwithstanding Section 8.5 of the Rights Agreement, all of Seller's rights under the Rights Agreement shall be released and waived, effective as of the Closing Date. Seller agrees that if requested by the Collateral Trustee, Seller will deliver a certificate or other instrument to the Collateral Trustee and Buyer in accordance with Section 8.4 of the Rights Agreement.

         SECTION 2.09. Termination of Merger Agreement. In the event that the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among JSC, a wholly-owned Subsidiary of JSC and Stone is terminated prior to the consummation of the merger contemplated thereby, Buyer shall be entitled, by delivery of a written notice (a "Rescission Notice") to such effect to Seller within 30 business days of the termination of the Merger Agreement, to terminate this Agreement in the event this Agreement has not previously been consummated or to rescind the transactions contemplated hereby, in which case
(i) the Purchased Assets shall be reconveyed to Seller, (ii) Seller shall reassume all Assumed Liabilities, (iii) the Operating Agreement and Rights Agreement shall be reinstated, (iv) Buyer's obligations under the Promissory Note shall be extinguished, (v) this Agreement (other than the provisions of this Section 2.09, Section 8.02 and Article 9) shall terminate and (vi) Buyer and Seller shall enter into all agreements and arrangements necessary or appropriate to implement the transactions contemplated by this Section 2.09. Any decision as to whether Buyer should deliver a Rescission Notice shall be made exclusively by the Board of Directors of JSC (on behalf of Buyer) other than any members of the Board of Directors selected by Smurfit International B.V. ("SIBV") pursuant to the Stockholders Agreement dated as of May 3, 1994 among SIBV, Jefferson Smurfit Corporation and various other parties.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

         SECTION 3.01. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         SECTION 3.02. Authority. Buyer has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer is necessary to authorize the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). When issued and delivered in accordance with the terms of this Agreement, the Promissory Note will have been duly issued and delivered by Buyer and will constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 3.03. No Violation. The execution and delivery of this Agreement by Buyer, and performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or aware applicable to Buyer, (b) require the consent, waiver, approval, license or authorization or any filing by Buyer with any Governmental Authority (other than a notification form filed under the HSR Act and such consents, waivers, approvals, licenses and authorizations and filings as are set forth on Schedule 3.03 hereto) or (c) assuming compliance with the matters referred to in clause (b) (and except as otherwise set forth on Schedule
3.03 hereto), violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or other governing document, bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which Buyer is subject or by which Buyer is bound and which would have an adverse effect on the ability of Seller to perform its obligations under this Agreement.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

         SECTION 4.01. Title to Purchased Assets. Seller has good and marketable title to all Purchased Assets, free and clear of all Liens other than Permitted Liens. At the Closing, Buyer will acquire all of Seller's right, title and interest in and to the Purchased Assets, free and clear of any and all Liens other than the Collateral Trustee Lien.

         SECTION 4.02. Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

         SECTION 4.03. Authority. Seller has all corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. No other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.04. No Violation. The execution and delivery of this Agreement by Seller, and performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or aware applicable to Seller, (b) require the consent, waiver, approval, license or authorization or any filing by Seller with any Governmental Authority (other than a notification form filed under the HSR Act and such consents, waivers, approvals, licenses and authorizations and filings as are set forth on Schedule 4.04 hereto), (c) assuming compliance with the matters referred to in clause (b), violate, result (with or without notice or the passage of time, or both) in a breach of or give rise to the right to accelerate, terminate or cancel any obligation under or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of any charter or other governing document, bylaw, agreement, note, indenture, mortgage, contract, order, judgment, ordinance, regulation or decree to which Seller is subject or by which Seller is bound and which would have an adverse effect on the ability of Seller to perform its obligations under this Agreement or (d) result in the creation or imposition of any Tax or Lien on any Purchased Assets, except for transfer taxes, if any.

                                    ARTICLE 5
                          COVENANTS OF BUYER AND SELLER

         SECTION 5.01. Efforts to Consummate. Upon the terms and subject to the conditions of this Agreement, each of Buyer and Seller agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other transactions contemplated hereby. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper partners, officers or directors of each party to this Agreement will take all such reasonably necessary action. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing.

         SECTION 5.02. Consents. Each of Buyer and Seller agrees to use its best efforts to obtain or to cause to be obtained all necessary and material waivers, consents and approvals of all Persons (including, without limitation, Governmental Authorities) necessary to consummate the transactions contemplated by this Agreement.

         SECTION 5.03. Conduct of Seller's Business. (a) From the date of this Agreement until the Closing Date, Seller agrees that it will (and will cause its Affiliates to) (i) conduct the portion of its (or their) business relating to or affecting the Purchased Assets in the ordinary course consistent with past practices; (ii) not sell, lease, offer to sell or lease, pledge, encumber or otherwise dispose of or transfer any interest in or create or suffer to exist any Lien on any of the Purchased Assets other than Permitted Liens; (iii) not amend or otherwise modify any Contract without the prior written consent of Buyer; or (iv) enter into any contract, agreement or commitment with respect to any of the foregoing.

          (b) Without limiting the effect of the foregoing, Seller agrees that if its consent is required under the Operating Agreement at any time after the date hereof, its consent will not be unreasonably withheld, delayed or conditioned. Seller agrees to use the same standards for determining whether to give any such consent as it used prior to the date hereof.

         SECTION 5.04. Antitrust. Each of Buyer and Seller agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the United Stated Federal Trade Commission or the United States Department of Justice in connection with the expiration or termination of the waiting period under the HSR Act as a result of the transactions contemplated by this Agreement.

         SECTION 5.05. Notices of Certain Events. Each of Buyer and Seller agrees that it will, upon obtaining knowledge of any of the following, promptly notify the other parties hereto of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Buyer, Seller or JSC that relates to this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 5.06. Public Announcements. Except as required by law or regulation or the rules of any stock exchange, so long as this Agreement is in effect, each of Buyer and Seller agrees that it will not, and each of Buyer and Seller agrees to cause its Affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the consent of the other party hereto and JSC, which consent will not be unreasonably withheld or delayed.

         SECTION 5.07. Insurance. (a) From and after the date of this Agreement (including after the Closing Date), Seller will (and will cause its Affiliates) not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date of this Agreement that covers all or any part of the Purchased Assets or Assumed Liabilities with respect to events occurring prior to the Closing ("Applicable Insurance").

          (b) Seller agrees that, from and after the Closing Date, all Applicable Insurance directly or indirectly applicable to any Purchased Asset or Assumed Liability will be for the benefit of Buyer. Without limiting the generality of the foregoing, from and after the Closing Date and in any manner requested by Buyer, Seller will use its best efforts to ensure that all Applicable Insurance policies and arrangements are modified, amended or assigned so that Buyer is the direct beneficiary of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided that, if the modifications, amendments or assignments contemplated by this Section 5.07(b) are not permissible, Seller will enter into such other arrangements as Buyer may request to ensure that Buyer is entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.

         SECTION 5.08. Information. (a) Except as may be deemed appropriate to ensure compliance with any Applicable Laws and subject to any applicable privileges (including, without limitation, the attorney-client privilege), from and after the Closing, Seller will (and will cause its Affiliates to) afford promptly to Buyer and its representatives reasonable access to the books and records of Seller and its Affiliates during normal business hours and upon reasonable prior notice to the extent reasonably necessary to permit Buyer to determine any matter relating to any of the Purchased Assets or Buyer's rights and obligations under this Agreement; provided that any such access by Buyer or its representatives shall not unreasonably interfere with the conduct of the business of Seller or any of its Affiliates.

          (b) Except as may be deemed appropriate to ensure compliance with any Applicable Laws and subject to any applicable privileges (including, without limitation, the attorney-client privilege), from and after the Closing, Buyer will (and will cause its Affiliates to) afford promptly to Seller and its representatives reasonable access to the books and records of Buyer and its Affiliates during normal business hours and upon reasonable prior notice to the extent reasonably necessary to permit Seller to determine any matter relating to its rights and obligations under this Agreement; provided that any such access by Seller or its representative shall not unreasonably interfere with the conduct of Buyer or any of its Affiliates.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         SECTION 6.01. Conditions to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver by the Buyer and Seller of each of the following conditions:

         (a) No governmental authority or other agency or commission or court or judicial body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement.

         (b) Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (c) Buyer shall have received the consents, waivers, approvals, licenses and authorizations and filings set forth on Schedule 3.03 hereto, if and to the extent necessary to prevent a breach of the debt instruments referred to thereon.

         SECTION 6.02. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further condition:

         (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

         SECTION 6.03. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of each of the following further conditions:

         (a) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

         (b) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date.

                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

         SECTION 7.01. Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the Closing.

         SECTION 7.02. Indemnification. (a) Seller hereby indemnifies Buyer and each of its Affiliates and each officer, director, partner, shareholder, employee, advisor or representative of Buyer or any of its Affiliates (collectively, the "Buyer Indemnified Parties") against any and all liabilities, damages, losses, costs or expenses whatsoever, including reasonable fees of counsel and expenses of investigation (collectively, "Losses"), incurred or suffered by any Buyer Indemnified Party arising out of or resulting from:

             (i) any misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement;

             (ii) any Excluded Liability; or

             (iii) the enforcement of their rights under this Section 7.02.

         (b) Buyer hereby indemnifies Seller and each of its Affiliates and each officer, director, partner, shareholder, employee advisor or representative of Seller or any of its Affiliates (collectively, the "Seller Indemnified Parties") against any and all Losses incurred or suffered by any Seller Indemnified Party arising out of or resulting from:

             (i) any misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement;

             (ii) any Assumed Liability; or

             (iii) the enforcement of their rights under this Section 7.02.

         (c) If any third party asserts a claim against any indemnified party for which indemnification would be available under Section 7.02 hereof (an "Indemnification Claim"), the indemnified party will promptly give notice of such Indemnification Claim, describing such Indemnification Claim with reasonable specificity, to the indemnifying party; provided that the failure to give such notice will not affect the right of the indemnified party to indemnification hereunder except to the extent that such failure prejudices the ability of the indemnifying party to defend any Indemnification Claim or take any other remedial action. The indemnifying party shall be entitled to assume the defense of such Indemnification Claim, including the employment of counsel reasonably satisfactory to the indemnified party; provided that if the indemnified party reasonably determines in good faith that its interest with respect to such Indemnification Claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to assume control of the defense of such Indemnification Claim. In addition, in the event that such indemnifying party, within a reasonable time after notice of any such Indemnification Claim, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake its defense of such Indemnification Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Indemnification Claim. Regardless of which party in controlling the defense of any Indemnification Claim, both the indemnifying party and the indemnified party shall act in good faith and no settlement of such Indemnification Claim may be agreed to without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. The controlling party shall deliver, or cause to be delivered to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statement relating to or submitted in connection with the defense of any such Indemnification Claim, and timely notices of any hearing or other court proceeding relating to such Indemnification Claim. No indemnifying party shall, without the written consent of the applicable indemnified party, effect a settlement or compromise of, or consent to the entry of any judgment with respect to, any Indemnified Claim (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment includes an unconditional release of all applicable indemnified parties for all liability arising out of or relating to such Indemnified Claim. Notwithstanding the foregoing, in any matter the indemnifying party shall not be liable for the fees and expenses of more than one counsel for all indemnified parties under this Agreement in addition to one local counsel.

                                    ARTICLE 8
                                   TERMINATION

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Closing by written notice to the other parties hereto, as follows, and in no other manner:

         (a) by mutual written agreement of Buyer and Seller; and

         (b) subject to Section 2.09, by Buyer or Seller if the Merger Agreement is terminated;

         SECTION 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, all further obligations of the parties hereto under this Agreement shall terminate without further liability or obligation of any party to any other party, including liability for damages; provided that (i) such termination shall not relieve any party hereto from liability for breach of this Agreement, (ii) no termination pursuant to Section 8.01(b) shall limit or affect any party's rights or obligations set forth in Section 2.09 and (iii) the provisions of this Section 8.02 and Article 9 shall survive any termination of this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Buyer to:

                  Jefferson Smurfit Corporation (U.S.)
                  Jefferson Smurfit Centre
                  8182 Maryland Avenue
                  St. Louis, Missouri 63105
                  Attention:   Patrick J. Moore,
                               Vice President and Chief Financial Officer
                  Fax: (314) 746-1184

                  with a copy to:

                  David Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Attention: John R. Ettinger
                  Fax:  (212) 450-4800

         if to Seller, to:

                  Smurfit Paperboard, Inc.
                  Jefferson Smurfit Centre
                  8182 Maryland Avenue
                  St. Louis, Missouri 63105
                  Attention: Patrick J. Moore, Vice President
                         and Chief Financial Officer
                  Fax: (314) 746-1184

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention: Steven A. Rosenblum, Esq.
                  Fax:  (212) 403-2000

                  William Fry
                  Fitzwilton House,
                  Wilton Place
                  Dublin 2, Ireland
                  Attention: Houghton Fry, Esq.
                  Fax: 353-1-639-5333

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 9.02. Expenses. All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense; provided that any transfer taxes incurred in connection with the transactions contemplated by the Agreement shall be paid by Seller.

         SECTION 9.03. Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in party, to any one or more of its direct or indirect majority-owned Subsidiaries, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

         SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any amendment or waiver of Section 9.06 will also require the written consent of JSC and Stone.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.06. Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each of JSC and Stone are hereby designated as third party beneficiaries to this Agreement.

         SECTION 9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of the State of New York.

         SECTION 9.08. WAIVER OF JURY TRIAL, ETC. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES AGREE, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THE AGREEMENT, TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND TO WAIVE ANY OBJECTION AS TO VENUE IN, THE FEDERAL OR STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE EFFECTIVE IF DELIVERED OR SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.01 HEREOF.

         SECTION 9.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         SECTION 9.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 9.11. Specific Performance. The parties hereto acknowledge that, in view of the uniqueness of the parties hereto and the transactions contemplated hereby, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         SECTION 9.12. Representations, Warranties, Covenants and Agreements. References in representations, warranties, covenants and agreements in this Agreement to the "transactions contemplated by this Agreement" (and similar references) shall not be deemed to include the Merger.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              JEFFERSON SMURFIT CORPORATION
                              (U.S.)

                              By:  /s/ Patrick J. Moore
                                ------------------------------------------
                                   Name:    Patrick J. Moore
                                   Title:   Vice President and Chief
                                            Financial Officer

                              SMURFIT PAPERBOARD, INC.

                              By:  /s/ Michael E. Tierney
                                ------------------------------------------
                                   Name:    Michael E. Tierney
                                   Title:   Vice President and General
                                              Counsel

                                                               EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of ________ __, 199_, between Jefferson Smurfit Corporation (U.S.), a Delaware corporation ("Buyer"), and Smurfit Paperboard, Inc., a Delaware Corporation ("Seller").

                              W I T N E S S E T H :

         WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated as of May 10, 1998 between Buyer and Seller, (the "Asset Purchase Agreement"; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

         WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets;

         NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

          (a) (i) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any Purchased Asset if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder (in which case the provision of Section 2.04 of the Asset Purchase Agreement shall be applicable).

         (ii) Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities.

         (b) This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

         (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            JEFFERSON SMURFIT CORPORATION
                                            (U.S.)

                                            By:
                                               -------------------------------
                                                 Name:
                                                 Title:

                                            SMURFIT PAPERBOARD, INC.

                                            By:
                                               -------------------------------
                                                 Name:
                                                 Title: